Exhibit No. 99

News Release

Media Line: (410) 470-7433
www.constellation.com

Media Contacts:

Claire Buchan

Debra Larsson

(410) 470-7433

Investor Contact:	Carim Khouzami

(410) 470-6440

Constellation Energy Reports First Quarter 2010 Results

•                  Strong first quarter results

•                  2010 earnings guidance affirmed

•                  2011 earnings guidance lowered slightly

BALTIMORE, April 30, 2010 - Constellation Energy (NYSE: CEG) today reported adjusted earnings of $1.43 per share for the first quarter of 2010, compared with adjusted earnings of $0.74 per share in the same period last year.  Adjusted earnings exclude the cumulative effects of changes in accounting principles, discontinued operations and special items (which are defined as significant items that are not related to the company’s ongoing, underlying business or which distort comparability of results).  On a Generally Accepted Accounting Principles (GAAP) basis, Constellation Energy reported earnings of $0.95 per share in the first quarter of 2010, compared with a loss of $0.62 per share in the first quarter of 2009.

Constellation Energy reaffirmed its 2010 earnings guidance range of $3.05 to $3.45 per share, and lowered the guidance range for 2011 by 20 cents to $3.25 to $3.65 per share. The revised guidance for 2011 reflects the impact of lower forward commodity prices on its generation fleet, which is expected to be offset, in part, by improved earnings from its NewEnergy segment.

“Our core businesses continue to perform well in a challenging price environment and we’re advancing on our strategic objectives of expanding our customer base, acquiring assets and developing new product offerings,” said Mayo A. Shattuck III, chairman, president and chief executive officer of Constellation Energy.  “Power prices continued to fall in the first quarter and the magnitude of sharply falling power prices throughout our industry cannot be understated.  Therefore, we have adjusted our earnings outlook accordingly.

“What positions Constellation Energy well in the current low-price commodity environment is our industry-leading NewEnergy segment,” said Shattuck.  “Earnings from this segment have been counter-cyclical, reducing the impact of depressed commodity prices on the company’s earnings outlook.

“Furthermore, Constellation Energy continues to be well positioned to make acquisitions at attractive asset values,” said Shattuck. “In addition to the capital deployed in the past few months, we have a sizeable cash balance and access to other forms of financing with which to pursue acquisitions of strategically located generation assets.

“Overall, we believe our core businesses will continue to post solid results and that our competitive business model will provide the diversity and adaptability necessary to deliver strong results through this depressed price cycle,” Shattuck said.

The following table summarizes adjusted earnings per share and earnings per share reported in accordance with GAAP for the company’s business segments and provides a reconciliation to total company reported earnings.

	Three Months Ended March 31,
	2010			2009
	Reported			Reported
	GAAP	Adjusted		GAAP	Adjusted
	EPS*	EPS		EPS*	EPS
EARNINGS (LOSS) PER COMMON SHARE
Baltimore Gas and Electric	$0.30	$0.32	(1)	$0.41	$0.41
NewEnergy	0.53	0.54	(2)	(1.24)	(0.15	)(5)
Generation	0.14	0.57	(3)	0.21	0.48	(6)
Other	(0.02)	—	(4)	—	—
Diluted Earnings (Loss) Per Share	$0.95	$1.43		$(0.62)	$0.74

* Unaudited.

Reported GAAP EPS was adjusted by the following amounts to calculate Adjusted EPS

(1)   Addition of deferred income tax expense associated with Medicare Part D prescription drug subsidies of $0.02 per share.

(2)   Addition of credit facility amendment fees incurred in connection with the EDF transaction of $0.01 per share.

(3)   Addition of loss due to early retirement of 7.00% Notes due April 1, 2012, of $0.15 per share, addition of amortization of the Constellation Energy Nuclear Group, LLC (CENG) joint venture basis difference of $0.13 per share, addition of economic value of CENG power purchase agreement (PPA) amortization of $0.13 per share, addition of credit facility amendment fees incurred in connection with the EDF transaction of $0.01 per share, and addition of losses on UniStar Nuclear Energy of $0.01 per share.

(4)   Addition of deferred income tax expense associated with Medicare Part D prescription drug subsidies of $0.02 per share.

(5)   Addition of net losses from operations being divested of $0.93 per share, addition of merger termination and other strategic alternative costs of $0.09 per share, addition of impairment losses and other costs of $0.05 per share, and addition of workforce reduction costs of $0.02 per share.

(6)   Addition of merger termination and other strategic alternative costs of $0.14 per share, addition of impairment losses and other costs of $0.12 per share, and addition of losses on UniStar of $0.01 per share.

Baltimore Gas and Electric Company

Baltimore Gas and Electric Company (BGE), Constellation Energy’s regulated electric and gas utility, reported adjusted earnings of $0.32 per share in the first quarter of 2010, compared with $0.41 per share in the first quarter of 2009. While BGE traditionally records approximately half of its annual earnings in the first quarter of the year due to seasonal demand for natural gas and electricity, the decrease in adjusted earnings per share, as compared with the first quarter of 2009, is largely attributable to the effects of the severe winter storms endured in the Mid-Atlantic region.  In early 2010, record snowstorms blanketed BGE’s Maryland service area, causing outages and line damage, and resulting in BGE employees working around the clock to restore service to customers.  Costs related to storms in the first quarter of 2010 were approximately six cents higher than for the same period in 2009.

Generation

The Generation segment reported adjusted earnings of $0.57 per share in the first quarter of 2010, as compared with adjusted earnings of $0.48 per share in the first quarter of 2009.  Given that Constellation Energy’s generation fleet is fully hedged in 2010, falling prices did not have a material impact on the company’s first quarter earnings.

The increase in adjusted earnings per share includes a $0.13 per share benefit realized in the first quarter of 2010 from the PPA with CENG.

NewEnergy

The NewEnergy segment reported adjusted earnings of $0.54 per share in the first quarter of 2010, as compared with an adjusted loss of $0.15 per share for the first quarter of 2009.  This favorable year-over-year quarterly variance is primarily driven by costs related to de-risking our business in 2009 and improved margins realized in our retail power operation during 2010.

Financial Statements

The March 31, 2010, financial statements and supplemental information are attached.

Adjusted Earnings

Constellation Energy presents adjusted earnings per share (adjusted EPS) in addition to reported earnings per share in accordance with generally accepted accounting principles (reported GAAP EPS). Adjusted EPS is a non-GAAP financial measure that differs from reported GAAP EPS because it excludes the cumulative effects of changes in accounting principles, discontinued operations and special items (which we define as significant items that are not related to our ongoing, underlying business or which distort comparability of results) included in operations.

We present adjusted EPS because we believe that it is appropriate for investors to consider results excluding these items in addition to our results in accordance with GAAP. We believe such a measure provides a picture of our results that is more comparable among periods, since it excludes the impact of items such as impairment losses, workforce reduction costs or gains and losses on the sale of assets, which may recur occasionally, but tend to be irregular as to timing, thereby distorting comparisons between periods. However, investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded from adjusted earnings). This non-GAAP measure is also used to evaluate management’s performance and for compensation purposes.

Constellation Energy also provides its earnings guidance in terms of adjusted EPS. Constellation Energy is unable to reconcile its guidance to GAAP earnings per share because we do not predict the future impact of special items due to the difficulty of doing so. In the past, the impact of special items has been material to our operating results computed in accordance with GAAP.  Our earnings guidance excludes the results of the UniStar Nuclear Energy joint venture and any impact from the operations and divestiture of our international commodities and Houston-based gas trading operations, in addition to any other special items that may occur.  We note that such information is not in accordance with GAAP and should not be viewed as a substitute to GAAP information.

SEC Filings

Constellation Energy plans to file its Form 10-Q for the three months ended March 31, 2010, on or about May 7, 2010.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Conference Call April 30, 2010

Constellation Energy will host a conference call at 8:30 a.m. (EDT) on April 30, 2010, to review the results.  Analysts, investors, media and the public may participate by dialing in shortly before 8:30 a.m. using the following information:

U.S. — (888) 455-2894

International — (773) 681-5899

Password — ENERGY

A replay will be available approximately one hour after the end of the call by dialing (866) 463-2173 or (203) 369-1372 (international).

A live audio webcast of the conference call, presentation slides and the earnings press release will be available on the Investor Relations page of Constellation Energy’s website (www.constellation.com). A webcast replay, as well as a replay in downloadable MP3 format, will also be available on the site shortly after the completion of the call. The call will be recorded and archived on the site.

About Constellation Energy

Constellation Energy (www.constellation.com) is a leading supplier of energy products and services to wholesale and retail electric and natural gas customers. It owns a diversified fleet of generating units located in the United States and Canada, totaling approximately 7,100 megawatts of generating capacity, and is among the leaders pursuing the development of new nuclear plants in the United States. The company delivers electricity and natural gas through Baltimore Gas and Electric Company (BGE), its regulated utility in Central Maryland. A FORTUNE 500 company headquartered in Baltimore, Constellation Energy had revenues of $15.6 billion in 2009.

Addendum — Amounts Excluded to Arrive at Adjusted EPS

	Quarter Ended March 31, 2010
	After-Tax Income
	(Expense) Impact
	($ millions)	(Per Share)

CENG Joint Venture:
Amortization of Basis Difference	$25.7	$0.13
Transaction-Related Costs	2.9	0.02

Loss on Retirement of 7.00% Notes	30.9	0.15

Deferred Income Tax Expense - Medicare Part D	8.8	0.04

UniStar Nuclear Energy Results	2.3	0.01

Total Special Items Excluding PPA Amortization	70.6	0.35

CENG PPA Amortization	25.7	0.13

Total Special Items	$96.3	$0.48

CENG Joint Venture

•                  Amortization of Basis Difference - We have a basis difference of approximately $3.9 billion between the initial carrying value of our investment in CENG and our underlying equity in CENG.  This basis difference was caused by the requirement to record our investment in CENG at fair value at closing, while CENG’s assets and liabilities retained their carrying value.  We are amortizing this basis difference over the respective useful lives of the assets of CENG or as those assets impact the earnings of CENG.

•                  Transaction-Related Costs - In the first quarter, we continued to record the amortization of credit facility amendment fees associated with closing the EDF transaction.

Loss on Retirement of 7.00 Percent Notes

In February 2010, we retired an aggregate principal amount of $486.5 million of our 7.00 percent Notes due April 1, 2012, pursuant to a cash tender offer, at a premium of approximately 11 percent.  We recorded a pre-tax loss on this transaction of $50.1 million in the first quarter of 2010.  This redemption was part of our plan to use approximately $1 billion of the proceeds from the EDF transaction to reduce our outstanding debt.

Deferred Income Tax Expense — Medicare Part D

We recorded a noncash charge to reflect additional deferred income tax expense of approximately $8.8 million in the first quarter associated with the elimination of the tax exemption for Medicare Part D prescription drug subsidies after Dec. 31, 2012.  This charge was a result of healthcare reform legislation enacted in March 2010.  Accounting rules require the impact of changes in tax law to be recognized in earnings in the period of enactment.

UniStar Nuclear Energy Results

Consistent with our 2010 earnings guidance, we have excluded the operating results from UniStar Nuclear Energy, as it remains in a development stage.

CENG PPA Amortization

Based on energy prices at the time of closing of the EDF transaction, we recorded an approximately $0.8 billion “Unamortized energy contract asset” for the value of our PPA with CENG, and CENG recorded an approximately ($0.8) billion “Unamortized energy contract liability.”  Both entities are amortizing these amounts in 2010 and 2011, with the total net economic value to be realized by us in the form of lower purchased power costs equal to approximately $0.4 billion as a result of our 50.01 percent ownership interest in CENG.  During the first quarter of 2010, we realized approximately $42.1 million pre-tax in economic value relating to the amortization of the PPA with CENG.

Constellation Energy Group and Subsidiaries

Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended
	March 31,
	2010	2009
	(In Millions, Except Per Share Amounts)
Revenues
Nonregulated revenues	$2,518.2	$3,112.3
Regulated electric revenues	751.3	806.8
Regulated gas revenues	317.1	384.3
Total revenues	3,586.6	4,303.4

Expenses
Fuel and purchased energy expenses	2,362.1	3,273.2
Fuel and purchased energy expenses from affiliate	198.5	—
Operating expenses	396.4	581.7
Merger termination and strategic alternatives costs	—	42.3
Impairment losses and other costs	—	28.6
Workforce reduction costs	—	10.8
Depreciation, depletion, and amortization	131.4	148.6
Accretion of asset retirement obligations	0.5	17.9
Taxes other than income taxes	66.8	77.9
Total expenses	3,155.7	4,181.0
Equity Investment Losses	(20.7)	—
Net Gain (Loss) on Divestitures	4.9	(334.5)
Income (Loss) from Operations	415.1	(212.1)
Other Expense	(22.3)	(56.3)
Fixed Charges
Interest expense	121.5	115.1
Interest capitalized and allowance for borrowed funds used during construction	(15.6)	(21.6)
Total fixed charges	105.9	93.5
Income (Loss) from Continuing Operations Before Income Taxes	286.9	(361.9)
Income Tax Expense (Benefit)	95.6	(242.2)
Net Income (Loss)	191.3	(119.7)
Less: Net (Loss) Income Attributable to Noncontrolling Interests and BGE Preference Stock Dividends	(0.2)	3.8
Net Income (Loss) Applicable to Common Stock	$191.5	$(123.5)

Average Shares of Common Stock Outstanding - Basic	200.3	198.5
Average Shares of Common Stock Outstanding - Diluted	201.9	198.5

Earnings (Loss) Per Common Share - Basic	$0.96	$(0.62)

Earnings (Loss) Per Common Share - Diluted	$0.95	$(0.62)

Certain prior-period amounts have been reclassified to conform with the current period’s presentation.

Constellation Energy Group and Subsidiaries

Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
	2010	2009
	(In Millions)
ASSETS
Current Assets
Cash and cash equivalents	$1,937.8	$3,440.0
Accounts receivable (net of allowance for uncollectibles of $71.9 and $80.4, respectively)	1,913.2	1,778.2
Accounts receivable — consolidated variable interest entities (net of allowance for uncollectibles of $90.4 and $80.2, respectively)	319.3	359.4
Fuel stocks	268.3	314.9
Materials and supplies	99.9	93.3
Derivative assets	686.0	639.1
Unamortized energy contract assets (includes $376.9 and $371.3, respectively, related to CENG)	427.1	436.5
Restricted cash	2.2	2.7
Restricted cash — consolidated variable interest entities	109.8	24.3
Deferred income taxes	172.1	127.9
Other	186.4	244.4
Total current assets	6,122.1	7,460.7
Investments And Other Noncurrent Assets
Investment in CENG	5,222.4	5,222.9
Other investments	414.2	424.3
Regulatory assets (net)	399.8	414.4
Goodwill	25.5	25.5
Derivative assets	731.4	633.9
Unamortized energy contract assets (includes $311.0 and $400.9, respectively, related to CENG)	467.2	604.7
Other	258.3	304.2
Total investments and other noncurrent assets	7,518.8	7,629.9
Property, Plant And Equipment
Nonregulated property, plant and equipment	5,806.3	5,784.6
Regulated property, plant and equipment	6,817.4	6,749.9
Accumulated depreciation	(4,127.5)	(4,080.7)
Net property, plant and equipment	8,496.2	8,453.8
Total Assets	$22,137.1	$23,544.4

LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings	$21.1	$46.0
Current portion of long-term debt	0.2	0.4
Current portion of long-term debt — consolidated variable interest entities	56.5	56.5
Accounts payable and accrued liabilities	996.8	1,019.6
Accounts payable and accrued liabilities — consolidated variable interest entities	228.5	242.8
Derivative liabilities	906.7	632.6
Unamortized energy contract liabilities	299.5	390.1
Accrued taxes	168.2	877.3
Accrued expenses	187.7	297.9
Other	363.3	477.5
Total current liabilities	3,228.5	4,040.7
Deferred Credits And Other Noncurrent Liabilities
Deferred income taxes	3,181.0	3,205.5
Asset retirement obligations	29.4	29.3
Derivative liabilities	812.9	674.1
Unamortized energy contract liabilities	510.0	653.7
Defined benefit obligations	742.9	743.9
Deferred investment tax credits	30.9	32.0
Other	375.3	388.8
Total deferred credits and other noncurrent liabilities	5,682.4	5,727.3
Long-Term Debt
Long-term debt, net of current portion	3,765.8	4,359.6
Long-term debt, net of current portion — consolidated variable interest entities	454.4	454.4
Total long-term debt	4,220.2	4,814.0
Equity
Common shareholders’ equity:
Common stock	3,270.8	3,229.6
Retained earnings	6,591.4	6,461.0
Accumulated other comprehensive loss	(1,100.5)	(993.5)
Total common shareholders’ equity	8,761.7	8,697.1
BGE preference stock not subject to mandatory redemption	190.0	190.0
Noncontrolling interests	54.3	75.3
Total equity	9,006.0	8,962.4
Total Liabilities And Equity	$22,137.1	$23,544.4

Certain prior-period amounts have been reclassified to conform with the current period’s presentation.

Constellation Energy Group and Subsidiaries

Generation Operating Statistics (Unaudited)

	Three Months Ended March 31,
			Oil &	Hydro &
	Nuclear *	Coal	Gas	Renewables	Other	Total
Generation by Fuel Type (%)
2010	46.9	44.2	2.1	4.4	2.4	100.0
2009	61.4	33.8	0.8	2.4	1.6	100.0

Thousands of MWH
2010	3,626	3,416	159	339	189	7,729
2009	7,711	4,248	103	300	194	12,556

* Nuclear statistics shown as 100% owned prior to November 6, 2009 and 50.01% subsequently due to the formation of the CENG joint venture.

Utility Operating Statistics (Unaudited)

	Three Months Ended
	March 31,
	2010	2009

ELECTRIC
Revenues (In Millions)
Residential	$530.1	$559.7
Commercial
Excluding Delivery Service Only	124.9	152.0
Delivery Service Only	58.3	57.2
Industrial
Excluding Delivery Service Only	7.8	8.0
Delivery Service Only	6.3	6.5
System Sales	727.4	783.4
Other	23.9	23.4
Total	$751.3	$806.8

Distribution Volumes (In Thousands) - MWH
Residential	3,656	3,634
Commercial
Excluding Delivery Service Only	971	1,045
Delivery Service Only	2,929	2,821
Industrial
Excluding Delivery Service Only	70	67
Delivery Service Only	640	655
Total	8,266	8,222

GAS
Revenues (In Millions)
Residential
Excluding Delivery Service Only	$198.4	$251.8
Delivery Service Only	8.3	7.5
Commercial
Excluding Delivery Service Only	52.9	73.4
Delivery Service Only	14.3	14.6
Industrial
Excluding Delivery Service Only	2.6	4.0
Delivery Service Only	4.8	4.4
System Sales	281.3	355.7
Off-System Sales	33.0	28.8
Other	3.7	2.4
Total	$318.0	$386.9

Distribution Volumes (In Thousands) - DTH
Residential
Excluding Delivery Service Only	18,789	19,321
Delivery Service Only	2,333	2,133
Commercial
Excluding Delivery Service Only	5,764	6,295
Delivery Service Only	9,185	10,374
Industrial
Excluding Delivery Service Only	302	355
Delivery Service Only	6,281	5,230
System Sales	42,654	43,708
Off-System Sales	5,044	5,203
Total	47,698	48,911

Utility operating statistics do not reflect the elimination of intercompany transactions.

Heating Degree Days (Calendar-Month Basis)

Heating Degree Days - Actual	2,466	2,555
- Normal	2,421	2,424

Constellation Energy Group and Subsidiaries

Supplemental Financial Statistics (Unaudited)

	Three Months Ended
	March 31,
	2010	2009
Effective Tax Rate	33.3%	66.9%

Equity Investment In Nonregulated Businesses — End of Period (In Millions)	$6,761.8	$1,549.9

Equity Investment In Regulated Business — End of Period (In Millions)	$1,999.9	$1,594.7

Common Stock Data

	Three Months Ended
	March 31,
	2010	2009

Common Stock Dividends - Per Share
—Declared	$0.2400	$0.2400
—Paid	$0.2400	$0.4775

Market Value Per Share
—High	$36.99	$27.97
—Low	$31.08	$15.05
—Close	$35.11	$20.66

Shares Outstanding - End of Period (In Millions)	201.6	200.3

Book Value per Share - End of Period	$43.46	$15.70